Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National City Corporation 2004 Deferred Compensation Plan of our Report on Consolidated Financial Statements of National City Corporation dated January 29, 2004, with respect to the consolidated financial statements of National City Corporation and subsidiaries, and our Report on Internal Control dated January 29, 2004, with respect to management’s assertion on internal control over financial reporting as of December 31, 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 20, 2004

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